Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Relations Tom Ryan/Ashley Ammon ph: 203.222.9013 ir@providecommerce.com	Jen Carroll ph: 858.729.2761 John Flanagan/Megan McDonnell ph: 203.222.9013

Provide Commerce, Inc. Announces Record Fiscal Third Quarter Results and

Raises Fiscal Year Guidance

—Revenue Increases 41% and Income Before Taxes Increases 65%—

•	GAAP Net Income jumped to $15.9 million or $1.14 per diluted share

•	GAAP Income before tax increased 65% to $4.2 million with pro forma per share income before tax of $0.30

•	Gross Margin improved 190 basis points to 46.4% over Q3 FY03

San Diego, Calif. – May 4, 2004 – Provide Commerce, Inc. (Nasdaq: PRVD), an e-commerce marketplace of websites for perishable goods, today reported financial results for the third fiscal quarter and nine months ended March 31, 2004 reflecting 41% quarter-over-quarter revenue growth and increasing profitability.

The Company reported net income of $15.9 million with fully diluted earnings per share of $1.14 for the quarter. Net income for the quarter includes an $11.8 million benefit related to the removal of the Company’s deferred tax valuation allowance. For comparability purposes, and excluding the net tax benefit, the Company also reported pro forma diluted per share income before taxes of $0.30 on income before taxes of $4.2 million for the three months ended March 31, 2004. The Company also reported an 83% increase in non-GAAP, pre-tax income of $4.7 million. The non-GAAP income before tax excludes stock based compensation calculated under FASB No. 123.

The Company also reported net income of $15.4 million with fully diluted earnings per share attributable to common shareholders of $1.16 for the nine months ended March 31, 2004. Net income for the period includes the recognition of the Company’s net tax benefit. For comparability purposes and excluding the net tax benefit, the Company also reported pro forma per share income before taxes of $0.30 on income before taxes of $3.6 million for the nine months ended March 31, 2004. The Company reported non-GAAP income before tax of $4.9 million for the same period. The non-GAAP income before tax excludes stock based compensation calculated under FASB No. 123.

Commenting on the fiscal third quarter, Bill Strauss, Chief Executive Officer of Provide Commerce, stated, “We continued to focus on targeted online and offline marketing programs, creative merchandising, and most importantly, superior product quality. The result was strong revenue and profitability gains driven by the loyalty of our repeat customers and a significant increase in new Proflowers customers.” Strauss added, “Ultimately, it was a strong three months for us in our non-holiday business, as well as a record Valentine’s Day, despite the fact that it fell on a Saturday. We credit the operational excellence and dedication of our entire team for these quality results.”

During the third quarter, the Company added 330,000 new customers, a 36% year-over-year increase in new customers. As of March 31, 2004, there were 2.7 million customers in Provide Commerce’s database, up from 1.9 million customers at the end of the third quarter of fiscal 2003. In addition, returning customers generated 47% of revenues during the quarter, compared to 44% in the year-ago period, reflecting continued strength in repeat orders along with strong absolute growth. Average order value also increased from $53.00 in the third quarter of fiscal 2003 to $53.27 during the third quarter of fiscal 2004.

Strauss continued, “We believe fresh, high quality products, and world-class customer service are at the heart of building long-term profitability. In fact, this philosophy has translated into an impressive customer base whose loyalty is evidenced in our financial results. Going forward, we will maintain our dedication to customer satisfaction and invest in our business at appropriate levels to sustain current momentum and long term growth.”

Third quarter fiscal 2004 results include approximately $547,000 of non-cash expense associated with stock-based compensation under FASB No. 123 compared to the $56,000 incurred during the third quarter of fiscal 2003. As previously stated, the Company adopted SFAS No. 123 effective July 1, 2002, as described in Provide Commerce’s prospectus dated December 17, 2003.

A table reconciling GAAP basis net income to non-GAAP net income is included within the attached financial statements. The only difference between GAAP and non-GAAP income is the non-cash stock-based compensation.

Recent Business Highlights

During the third fiscal quarter, Provide Commerce launched Uptown Catch, a merchandising extension of Uptown Prime, offering unique and premium quality seafood. The Company also launched its first online catalog with “virtual” functionality to support its current offline catalog efforts.

Outlook

The Company announced that it is raising its guidance for the fiscal year ending June 30, 2004. Based on the current outlook, revenue is expected to be between $119 and $123 million, with a corresponding diluted earnings per share range attributable to common shareholders of $1.53 to $1.55. On a pro forma basis, per share diluted income before taxes is expected to be $0.77 to $0.79.

Conference Call

A conference call to discuss fiscal third quarter 2004 financial results will be webcast live on Tuesday, May 4, 2004 at 5:00pm Eastern Time on the investor relations section of Provide Commerce’s website, www.providecommerce.com. Listeners may also access the call by dialing (877) 691-0879.

About Provide Commerce, Inc.

Provide Commerce operates an e-commerce marketplace of websites for perishable goods that consistently delivers fresh, high-quality products direct from the supplier to the customer at competitive prices. The company’s platform combines an online storefront, proprietary supply chain management technology, established supplier relationships and an integrated logistical relationship with FedEx Corporation to create a market platform that bypasses traditional supply chains of wholesalers, distributors and retailers. Provide Commerce launched its marketplace in 1998 to sell and deliver fresh cut flowers for everyday and special occasions such as Mother’s Day, birthday and anniversary events, through its Proflowers brand and website, www.proflowers.com. Provide Commerce also offers and fresh fruit and premium meat direct from the supplier to its customers at Cherry Moon Farms, www.cherrymoonfarms.com, and Uptown Prime, www.uptownprime.com. For more information, please visit www.providecommerce.com.

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Forward-looking Statements

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about Provide Commerce and its industry and include, but are not limited to, Provide Commerce’s projected financial results, overall customer numbers and retention, and its overall business and market penetration. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. The risks, uncertainties and assumptions that may affect Provide Commerce include, but are not limited to, fluctuation in quarterly results, its ability to meet projected financial results, expansion of its core floral business into other perishable product categories, challenges in customer retention and translation of customer loyalty into financial results, managing the seasonality of the business and its ability to maximize leverage in the Company’s cost structure, as well as the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

PROVIDE COMMERCE, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

(in thousands)

	March 31, 2004	June 30, 2003
Assets
Current assets:
Cash and cash equivalents	$51,784	$11,496
Accounts receivable	1,226	887
Inventory, net	1,949	1,142
Prepaid expenses and other current assets	1,334	453
Deferred tax asset	296	—

Total current assets	56,589	13,978
Property and equipment, net	4,307	3,161
Deferred tax asset	12,130	—
Other assets	1,937	195

Total assets	$74,963	$17,334

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$14,799	$7,579
Accrued compensation	1,884	1,958
Income taxes payable	535	337
Deferred revenue	378	190
Current portion of capital lease	80	125

Total current liabilities	17,676	10,189

Accrued pension cost	311	—
Capital lease, less current portion	—	48

Commitments

Stockholders’ equity:
Series A convertible preferred stock	—	—
Series B convertible preferred stock	—	6
Preferred stock	—	—
Common stock	11	6
Additional paid-in capital	94,270	56,502
Deferred compensation	(2,175)	(436)
Accumulated deficit	(35,130)	(48,981)

Total stockholders’ equity	56,976	7,097

Total liabilities and stockholders’ equity	$74,963	$17,334

Note: The balance sheet at June 30, 2003 has been derived from the audited financial statements at that date.

PROVIDE COMMERCE, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Net sales	$40,689	$28,758	$76,917	$54,445
Cost of sales	21,794	15,948	42,239	31,292

Gross profit	18,895	12,810	34,678	23,153

Operating expenses:
Selling and marketing	8,845	6,142	16,968	12,173
General and administrative	4,433	3,131	10,109	7,907
Information technology systems	1,068	921	2,900	2,536
Stock-based compensation	547	56	1,304	311

Total operating expenses	14,893	10,250	31,281	22,927

Operating income	4,002	2,560	3,397	226
Other income (expense), net	148	(50)	186	(422)

Income (loss) before income tax benefit	4,150	2,510	3,583	(196)
Income tax benefit	11,768	—	11,768	—

Net income (loss)	15,918	2,510	15,351	(196)

Preferred stock dividend	—	—	(1,500)	—

Net income (loss) attributable to common stockholders	$15,918	$2,510	$13,851	$(196)

Net income (loss) per common share:
Basic	$1.40	$0.44	$1.74	$(0.03)

Diluted	$1.14	$0.22	$1.16	$(0.03)

Weighted average common shares outstanding:
Basic	11,400,147	5,718,778	7,967,690	5,695,123

Diluted	13,918,972	11,321,585	11,966,640	5,695,123

Reconciliation of net income (loss) to pro forma per share income before income tax benefit:

Income (loss) before income tax benefit	4,150	2,510	3,583	(196)

Pro forma per share income before income tax benefit:
Basic	$0.36	$0.44	$0.45	$(0.03)

Diluted	$0.30	$0.22	$0.30	$(0.03)

Reconciliation of GAAP income before tax to non-GAAP income before tax:

GAAP basis income (loss) before income tax benefit	4,150	2,510	3,583	(196)
Add: stock-based compensation	547	56	1,304	311

Non-GAAP income before tax	$4,697	$2,566	$4,887	$115

PROVIDE COMMERCE, INC.

STATEMENT OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended March 31,
	2004	2003
Operating activities:
Net income (loss)	$15,351	$(196)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	1,204	1,099
Stock-based compensation	1,304	312
Non-cash interest expense in connection with issuance of warrants for line of credit	24	379
Changes in operating assets and liabilities:
Accounts receivable	(338)	(416)
Inventory	(808)	(589)
Prepaid expenses and other current assets	(905)	(537)
Accounts payable and other accrued liabilities	7,221	1,490
Accrued compensation	(74)	(84)
Deferred revenue	188	16
Accrued and deferred income taxes	(12,229)	—
Other assets	(1,457)	454

Net cash provided by operating activities	9,481	1,928

Investing activities:
Purchase of property and equipment	(2,351)	(1,723)
Proceeds from note receivable	27	—

Net cash used in investing activities	(2,324)	(1,723)

Financing activities:
Payment of long-term debt and capital lease obligations	(93)	(22)
Common stock issued in connection with initial public offering	34,592	—
Line of credit borrowings	—	700
Line of credit repayments	—	(700)
Dividend paid to preferred stockholders	(1,500)
Proceeds from exercise of common stock options & warrants	132	16

Net cash provided by financing activities	33,131	(6)

Net increase (decrease) in cash and cash equivalents	40,288	199
Cash and cash equivalents at beginning of the period	11,496	4,923

Cash and cash equivalents at end of the period	$51,784	$5,122

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$5	$5

Income taxes	$461	$1

Non-cash financing activities:
Issuance of warrants for line of credit	$—	$26

Stock-based compensation associated with employee and consultant stock options	$1,304	$312

Assets financed under capital leases	$—	$218

Conversion of preferred stock to common stock in connection with initial public offering	$6	$—